UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 11, 2016

GLOBAL EAGLE ENTERTAINMENT INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35176	27-4757800
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4553 Glencoe Avenue, Suite 300, Los Angeles, California 90292

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: 310-437-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(e)           CEO Compensation Changes

On October 11, 2016, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Global Eagle Entertainment Inc. (the “Company” or “we”) approved the following compensation changes for David M. Davis, the Company’s Chief Executive Officer: (i) an increase in annual base salary to $625,000 (from $550,000), effective as of October 1, 2016;  and (ii) an increase in his target total long-term equity incentive award to 250% (from 200%) of his annual base salary, commencing with the Company’s annual equity grant cycle in 2017.

The Compensation Committee did not modify Mr. Davis’s annual cash bonus target, which remains at 100% of his annual base salary.

Equity Grants to Named Executive Officers

On October 11, 2016, the Compensation Committee granted Mr. Davis 50,127 performance-based restricted stock units (at target), which we describe below under “Approval of New Performance-Based Restricted Stock Units.”  Also on that date, the Compensation Committee granted Wale Adepoju, the Company’s Executive Vice President, Media & Content, 18,132 of these performance-based restricted stock units (at target) and an option exercisable for 90,340 shares of the Company’s common stock.  The option has an exercise price of $9.21 per share (which was the closing price of the Company’s common stock on The NASDAQ Capital Market on the grant date) and a seven-year term.  The option vests with respect to 25% of the shares underlying it on October 11, 2017, with the remaining 75% vesting in equal monthly installments over the following three years.

Approval of New Performance-Based Restricted Stock Units

On October 11, 2016, the Compensation Committee approved the terms of a new Relative Total Shareholder Return (“TSR”) Performance-Based Restricted Stock Unit (“PSUs”) for issuance under the Company’s Amended and Restated 2013 Equity Incentive Plan (the “Equity Plan”).  The PSUs are a new element of the Company’s executive compensation program.

The PSUs vest based on the Company’s TSR relative to the TSR of the constituents of the Russell 2000 Index over a three-year performance period commencing on the grant date.  Vesting is further subject to the recipient’s continuous employment through the third anniversary of the grant date.  The Company granted the PSUs as a “target” number of PSUs, with the actual number of PSUs later vesting to be based on the Company’s relative TSR percentile ranking versus the constituents of the Russell 2000 as measured at the end of the performance period, as follows:

TSR Percentile Ranking	Payout as a % of Target PSUs
80th Percentile or Greater	150% (Maximum)
60th Percentile	100% (Target)
30th Percentile or Less	0%

*              Payout percentage linearly interpolated for performance between the 30th and 60th percentiles and between the 60th and 80th percentiles.

If a PSU recipient dies or becomes disabled prior to the end of the performance period, the Company will waive the continuous-employment vesting requirement, and the PSU award will vest at the applicable TSR performance level as measured at the end of the three-year performance period.  In addition, if the Company terminates a recipient’s employment without “cause” or a recipient resigns for “good reason” (as such terms are defined in the PSU award agreement) prior to vesting, then the recipient will remain eligible to vest in a pro-rata portion of the award based on the applicable TSR performance level as measured at the end of the three-year performance period,  with the pro-ration based on the portion of the performance period that he or she remained employed (e.g., an executive who resigns for good reason five months into the 36-month performance period will remain eligible for 5/36ths of his or her award), subject to compliance with confidentiality, non-competition and non-solicitation restrictive conditions through the end of the performance period.

In the event of a “change of control” (as defined in the Equity Plan), the Company’s relative TSR will be measured (as of the change-of-control date) versus the TSR performance thresholds outlined above, and the resulting PSUs will then be converted to time-vesting restricted stock units (without a remaining performance condition).  In this case, if the successor entity assumes, converts or replaces such restricted stock units with publicly-traded equity (having an equivalent value and vesting schedule), then the resulting restricted stock units will vest on their original vesting date (i.e., the third anniversary of the original grant date), subject to the recipient’s continuous employment through that date. If the successor entity does not so assume, convert or replace the PSUs, then the PSUs will vest on the date of the change of control based on relative TSR performance as measured on the date of the change of control.  In addition, vesting accelerates if the Company terminates the recipient without cause or he or she resigns for good reason within four months prior to or within 24 months following the change of control, using relative TSR as measured on the change-of-control date.

We have filed as Exhibit 10.1 hereto the form of our PSU award agreement, which Exhibit we incorporate by reference herein.  We qualify the foregoing description of the PSUs and the awards described herein in its entirety by reference thereto.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits

We incorporate by reference herein the Exhibit Index following the signature page to this Current Report on Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL EAGLE ENTERTAINMENT INC.

	By:	/s/ Tom Severson
Name: Tom Severson
Title: Chief Financial Officer
Dated: October 17, 2016

EXHIBIT INDEX

Exhibit No.	Description
10.1	Form of Performance-Based Restricted Stock Unit Grant Notice and Award Agreement (TSR-Indexed).